                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                          JACOR COMMUNICATIONS, INC.,

                         JACOR COMMUNICATIONS COMPANY,

                         PRN HOLDING ACQUISITION CORP.

                                     AND

                         PREMIERE RADIO NETWORKS, INC.






                              DATED AS OF APRIL 7, 1997

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                                                                          Page 2

                            AGREEMENT AND PLAN OF MERGER


    THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of April 7, 1997, among Jacor Communications, Inc., a Delaware corporation ("Jacor"), Jacor Communications Company ("Communications"), a Florida corporation and a wholly owned subsidiary of Jacor, PRN Holding Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Communications ("Acquisition Corp."), and Premiere Radio Networks, Inc., a Delaware corporation ("Premiere").

                                      RECITALS

    WHEREAS, the respective Boards of Directors of Jacor, Communications, Acquisition Corp. and Premiere have determined that a business combination between Jacor, Communications, Acquisition Corp. and Premiere is in the best interests of their respective companies and stockholders;

    WHEREAS, Jacor, Communications, Acquisition Corp. and Premiere desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby;

    WHEREAS, concurrently with the execution hereof, in order to induce Jacor to enter into this Agreement, Jacor and Communications are entering into a Stock Purchase Agreement (the "Stock Purchase Agreement") with the stockholders of Archon Communications, Inc. ("Archon") providing for the purchase immediately prior to the Effective Time (as defined below) by Communications of all of the outstanding capital stock of Archon upon the terms and conditions specified therein; and

    WHEREAS, concurrently with the execution hereof, Archon and certain executive officers of Premiere (collectively, the "Consenting Stockholders") beneficially owning shares of voting stock of Premiere representing not less than a majority of the voting power of the shares of voting stock of Premiere entitled to vote on the Merger (as defined below) are entering into a Shareholders' Agreement with Jacor in which they agree with Jacor to deliver to
Premiere: (i) concurrently with the execution and delivery of this Agreement, consents adopting and approving this Agreement with respect to all outstanding shares of voting stock of Premiere of which they are record owners, and
(ii) with respect to all outstanding shares of voting stock of Premiere of which they are beneficial owners but not record owners, as promptly as practicable and in any event within 15 business days after the execution of this Agreement, consents adopting and approving this Agreement.

    NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and subject to the terms and conditions set forth herein, Jacor, Communications, Acquisition Corp. and Premiere hereby agree as follows:


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                                                                          Page 3

                                      ARTICLE 1

                         THE MERGER; CLOSING; EFFECTIVE TIME

    1.1 THE MERGER. (a) Subject to the terms and conditions contained in this Agreement, at the Effective Time (as defined in Section 1.3), Acquisition Corp. shall be merged with and into Premiere in accordance with the applicable provisions of the Delaware General Corporation Law (the "DGCL"), and the separate corporate existence of Acquisition Corp. shall thereupon cease (the "Merger"). Following the Merger, Premiere shall continue as the surviving corporation (sometimes hereinafter referred to as the "Surviving Corporation") and shall be a Subsidiary (as defined below) of Communications.

    (b) At the Effective Time, the corporate existence of Premiere, with all its rights, privileges, powers and franchises, shall continue unaffected and unimpaired by the Merger. The Merger shall have the effects specified in the DGCL.

    1.2 THE CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Mayer, Brown & Platt, 190 South LaSalle Street, Chicago, Illinois 60603, at 10:00 a.m., local time, on the third business day immediately following the date on which the last of the conditions specified in Sections 7.1(a), 7.1(c), 7.1(d), 7.1(e), 7.3(d), 7.3(e), 7.3(g) and 7.3(h) is satisfied or waived in accordance herewith, or at such other date, time and place as Jacor and Premiere may agree in writing. The date on which the Closing occurs is hereinafter referred to as the "Closing Date".

    1.3 EFFECTIVE TIME. At or as promptly as practicable after the Closing, the parties hereto shall cause a certificate of merger (the "Certificate of Merger"), in appropriate form and executed in accordance with the relevant provisions of the DGCL, to be filed with the Secretary of State of the State of Delaware as provided in the DGCL. Upon the completion of such filing, or at such other time as may be specified in such filing, the Merger shall become effective in accordance with the DGCL. The time and date at which the Merger becomes effective is herein referred to as the "Effective Time."


                                      ARTICLE 2

                     GOVERNING DOCUMENTS, DIRECTORS AND OFFICERS
                                OF SURVIVING ENTITIES

    2.1 CERTIFICATE OF INCORPORATION. At the Effective Time and without any further action on the part of Acquisition Corp. or Premiere, the certificate of incorporation of Premiere, as in effect immediately prior to the Effective Time, shall become the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein and under applicable law.

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    2.2 BY-LAWS.  At the Effective Time and without any further action on the part of Acquisition Corp. or Premiere, the by-laws of Acquisition Corp., as in effect immediately prior to the Effective Time, shall become the by-laws of the Surviving Corporation until thereafter amended or repealed in accordance with their terms and as provided in the certificate of incorporation of the Surviving Corporation and under applicable law.

    2.3 DIRECTORS AND OFFICERS. The directors of Acquisition Corp. at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their respective successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's certificate of incorporation and by-laws. The officers of Premiere at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their respective successors shall have been duly appointed or until their earlier death, resignation or removal in accordance with the Surviving Corporation's by-laws.


                                      ARTICLE 3
                       CONVERSION OF SHARES; DISSENTING SHARES

    3.1 CONVERSION OF SHARES. (a) At the Effective Time, each of the shares of Common Stock, par value $0.01 per share (the "Common Stock"), and Class A Common Stock, par value $0.01 per share (the "Class A Common Stock" and, together with the Common Stock, the "Premiere Shares") of Premiere issued and outstanding immediately prior to the Effective Time (other than (i) Premiere Shares held by Jacor or any direct or indirect Subsidiary of Premiere or Jacor, including, as of the Effective Time, Archon (ii) Premiere Shares in the treasury of Premiere or (iii) Dissenting Shares (as defined below) (collectively, the "Excluded Shares")) shall, by virtue of the Merger and without any action on the part of the holders thereof, be converted into and represent the right to receive, without interest (except as otherwise provided herein) (i) $13.50 in cash plus, in the event the Closing does not occur on or prior to July 31, 1997, for each full calendar month ending prior to the Closing, commencing with August, 1997, an additional amount of $.084375 in cash, provided that such additional amount shall be prorated through and including the Closing Date for a partial month on the basis of a 30-day month (the "Cash Merger Consideration") and (ii) a fraction of a share of common stock, no par value, of Jacor ("Jacor Shares") equal to 0.25 multiplied by the Exchange Ratio (as defined below) (the "Stock Merger Consideration" and, together with the Cash Merger Consideration, the "Merger Consideration"). The Exchange Ratio shall be .61016949 as long as the Jacor Closing Price (as defined below) is equal to or greater than $26.50 per share and equal to or less than $32.50 per share. If the Jacor Closing Price is less than $26.50 per share, the Exchange Ratio shall be .61016949 multiplied by a fraction the numerator of which is $26.50 and the denominator of which is the

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         Jacor Closing Price.  If the Jacor Closing Price is greater than
         $32.50 per share, the Exchange Ratio shall be .61016949 multiplied by a fraction the numerator of which is $32.50 and the denominator of which is the Jacor Closing Price. Notwithstanding the foregoing three sentences: (i) in the event that subsequent to the date hereof and prior to the Effective Time Jacor shall pay a dividend in Jacor Shares or other equity securities of Jacor, subdivide the Jacor Shares into a larger number of shares (it being understood that a sale or issuance of Jacor Shares shall not constitute such a subdivision) or combine the Jacor Shares into a smaller number of shares, the Exchange Ratio, the $32.50 ceiling price for the adjustment of the Exchange Ratio and the $26.50 floor price for the adjustment of the Exchange Ratio shall be proportionately adjusted; and (ii) in the event that subsequent to the date hereof and prior to the Effective Time, Jacor pays an extraordinary cash dividend and the Jacor Closing Price is greater than or equal to $26.50 per share and less than or equal to $32.50 per share, the Exchange Ratio shall be adjusted so that the value of the Stock Merger Consideration is the same as it would have been if such an extraordinary cash dividend had not been paid.

    The Jacor Closing Price shall be equal to the average per share closing trade price of Jacor Shares as quoted through the Nasdaq Stock Market for the ten Nasdaq Stock Market trading days immediately preceding the date which is three Nasdaq Stock market trading days before the Closing Date.

    (b) At the Effective Time, all of the Premiere Shares issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares), by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each registered holder of any such Premiere Shares shall thereafter cease to have any rights with respect to such Premiere Shares, except that each holder (other than holders of Excluded Shares) will have the right to receive, without interest, the Merger Consideration for such Premiere Shares upon the surrender of the certificate or certificates, if any, representing such Premiere Shares in accordance with Section 3.2.

    (c) At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Premiere Share issued and outstanding immediately prior to the Effective Time and owned by a direct or indirect Subsidiary of Premiere, or held in the treasury of Premiere, immediately prior to the Effective Time, shall no longer be outstanding, shall be canceled without payment of any consideration therefor and shall cease to exist, and each registered holder thereof shall thereafter cease to have any rights with respect to such Premiere Shares.

    (d) At the Effective Time, each Premiere Share held by Jacor or any of its direct or indirect Subsidiaries (including Archon) shall not be converted and shall remain issued and outstanding shares of the Surviving Corporation.

    (e) At the Effective Time, the shares of common stock of Acquisition Corp. issued

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and outstanding immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, shall be converted into and become a number of fully-paid and non-assessable shares of Common Stock and Class A Common Stock of the Surviving Corporation equal to the number of shares of Common Stock and Class A Common Stock outstanding (excluding Excluded Shares) immediately prior to the Effective Time.

    (f) All calculations hereunder shall be carried out to the eighth decimal place.

    3.2 SURRENDER AND PAYMENT. (a) Prior to the Effective Time, Jacor shall appoint an agent (the "Exchange Agent") for the purpose of exchanging certificates, if any, representing Premiere Shares for the Merger Consideration. At the Effective Time, Jacor will deposit with the Exchange Agent certificates representing the aggregate Stock Merger Consideration and Cash Merger Consideration to be paid in respect of the Premiere Shares. Promptly after the Effective Time, Jacor shall send, or shall cause the Exchange Agent to send, to each holder of Premiere Shares at the Effective Time a form of letter of transmittal for use in such exchange (which form shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the certificates, if any, representing Premiere Shares to the Exchange Agent).

    (b) Each holder of Premiere Shares that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of the certificate or certificates, if any, representing such Premiere Shares, together with a properly completed letter of transmittal covering such Premiere Shares, will be entitled to receive the Merger Consideration payable in respect of such Premiere Shares. Until so surrendered, each such certificate shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration.

    (c) If any portion of the Merger Consideration is to be paid to a person other than the registered holder of the Premiere Shares represented by the certificate or certificates, if any, surrendered in exchange therefor, it shall be a condition to such payment that the certificate or certificates, if any, so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a person other than the registered holder of such Premiere Shares or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

    (d) After the Effective Time, there shall be no further registration of transfers of Premiere Shares. If, after the Effective Time, certificates representing Premiere Shares are presented to the Surviving Corporation or, subject to the provisions of Section 3.2(e), the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration in accordance with the procedures set forth in this Article Three.

    (e) Any portion of the Merger Consideration deposited with the Exchange Agent pursuant to Section 3.2(a), and any cash payment for a fractional Jacor Share made pursuant to Section 3.3, that remains unclaimed by the holders of Premiere

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Shares entitled thereto twelve months after the Effective Time shall be returned by the Exchange Agent to Jacor or an Affiliate designated by Jacor, upon demand, and any such holder who has not exchanged his Premiere Shares for the Merger Consideration in accordance with this Article Three prior to that time shall thereafter look only to Jacor for his claim for the Merger Consideration, any cash in lieu of fractional Jacor Shares and any dividends or distributions with respect to Jacor Shares paid after the Closing. Notwithstanding the foregoing, Jacor shall not be liable to any holder of Premiere Shares for any amount paid to a public authority pursuant to applicable abandoned property laws.

    (f) No dividends or other distributions with respect to the Jacor Shares constituting part of the Merger Consideration shall be paid to the holder of any unsurrendered certificates representing Premiere Shares until such certificates are surrendered as provided in this Section 3.2. Upon such surrender, there shall be paid (to the extent due and not yet paid), without interest, to the person in whose name the certificates representing the Jacor Shares into which such Premiere Shares were converted are registered, any dividends and other distributions in respect of Jacor Shares that are payable on a date subsequent to, and the record date for which occurs after, the Effective Time.

    3.3 FRACTIONAL SHARES. No certificates or scrip representing fractional Jacor Shares shall be issued in the Merger, but in lieu thereof each holder of Premiere Shares otherwise entitled to a fractional Jacor Share shall be entitled to receive, from the Exchange Agent in accordance with the provisions of this
Section 3.3, a cash payment in lieu of such fractional Jacor Share representing the value of such fraction, which for this purpose shall be calculated by multiplying such fraction by the Jacor Closing Price. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Premiere Shares in lieu of any fractional Jacor Share, the Exchange Agent shall promptly pay all such amounts without interest to all holders of Premiere Shares entitled thereto.

    3.4 VOTING. In determining stockholders of Jacor entitled to notice of and to vote at meetings of stockholders of Jacor, former stockholders of record of Premiere shall not be deemed stockholders of record until such holders have delivered their certificates, if any, representing Premiere Shares to the Exchange Agent pursuant to Section 3.2(a), or otherwise pursuant to Section 3.2(e).

    3.5 NO FURTHER RIGHTS. At and after the Effective Time, each holder of a certificate or certificates that represented issued and outstanding Premiere Shares(other than Premiere Shares held by Jacor or any direct or indirect Subsidiary of Jacor, including, as of the Effective Time, Archon) immediately prior to the Effective Time shall cease to have any rights as a stockholder of Premiere, except for the right to receive the Merger Consideration upon surrender of its certificate or certificates.

    3.6 DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, Premiere Shares outstanding immediately prior to the Effective Time and held of record by a holder who has not voted in favor of the Merger or consented thereto in

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                                                                          Page 8

writing and who has properly demanded appraisal for such Premiere Shares in accordance with the DGCL ("Dissenting Shares") shall not be converted into the right to receive the Merger Consideration unless such holder fails to perfect or withdraws or otherwise loses his right to appraisal. If, after the Effective Time, such holder fails to perfect or withdraws or loses his right to appraisal, such Premiere Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration without interest thereon. Premiere shall give Jacor prompt notice of any demands received by Premiere for appraisal of Premiere Shares, and, prior to the Effective Time, Jacor shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, Premiere shall not, except with the prior written consent of Jacor, make any payment with respect to, or settle or offer to settle, any such demands.


                                      ARTICLE 4

                      REPRESENTATIONS AND WARRANTIES OF PREMIERE

    Premiere represents and warrants to Jacor and Communications as follows:

    4.1 ORGANIZATION AND STANDING. Premiere is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and is duly qualified to do business, and is in good standing, in the states of the United States in which the character of the properties owned or leased by it or the conduct of its business requires it to be so qualified, except where the failure to be so qualified or to be in good standing would not have a Material Adverse Effect.

    For purposes of this Agreement, the term "Material Adverse Effect" means, with respect to any person, a material adverse effect on the business, assets, liabilities, financial condition or results of operations of such person and its Subsidiaries taken as a whole or a material adverse effect on the ability of such party to perform its obligations hereunder; provided, however, that fluctuations in the market price of Premiere Shares or Jacor Shares shall not be deemed to have a Material Adverse Effect on Premiere or Jacor, as the case may be.

    Premiere has furnished to Jacor complete and correct copies of its Certificate of Incorporation and By-laws and of the Certificate of Incorporation and By-laws (each an "Organizational Document") of each of its Subsidiaries, as amended through the date hereof. Such Organizational Documents are in full force and effect and no other organizational documents are applicable to or binding upon Premiere or any Subsidiary thereof.

    4.2 AUTHORIZATION, VALIDITY AND EFFECT. (a) Premiere has the requisite power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby to be executed and delivered by it, and, subject to stockholder approval, to consummate the transactions contemplated hereby and thereby. Subject to stockholder approval, the execution and delivery of this Agreement

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and such other agreements and documents, and the consummation of the transactions contemplated herein and therein, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Premiere. This Agreement has been duly and validly executed and delivered by Premiere and represents the legal, valid and binding obligation of Premiere, enforceable against it in accordance with its terms.

    (b) The Board of Directors of Premiere has duly approved the transactions contemplated by this Agreement, the Stock Purchase Agreement and the Shareholders' Agreement for the purposes of Section 203 of the DGCL such that the provisions of Section 203 of the DGCL will not apply to such transactions.

    4.3 CAPITALIZATION. (a) The authorized capital stock of Premiere consists of (i) 14,000,000 shares of Common Stock, of which, as of the date hereof, 3,658,121 shares are issued, 3,654,121 shares are outstanding and 4,000 shares are treasury shares, (ii) 20,000,000 shares of Class A Common Stock, of which, as of the date hereof, 4,469,894 shares are issued, 4,253,974 shares are outstanding and 216,100 shares are treasury shares, and (iii) 5,000,000 shares of preferred stock, none of which are outstanding as of the date hereof. All of the issued and outstanding Premiere Shares are duly and validly issued and outstanding and are fully paid and non-assessable. As of the date hereof, Premiere had outstanding options and warrants representing the right to acquire from Premiere not more than 1,962,596 shares of Common Stock and 1,967,116 shares of Class A Common Stock. Each such option or warrant, the holder thereof, the grant date, exercise price, vesting and other material terms and the instrument or plan pursuant to which such option or warrant was issued are described in Section 4.3(b) of the disclosure memorandum delivered at or prior to the execution hereof to Jacor (the "Disclosure Memorandum").

    (b) Except as set forth in subsection 4.3(a), there are no shares of capital stock or other equity securities of Premiere outstanding, and except as set forth in subsection 4.3(b) of the Disclosure Memorandum, no outstanding options, warrants or rights to subscribe for, securities or rights convertible into or exchangeable for, or contracts, commitments or arrangements by which Premiere is or may be required to issue or sell additional Premiere Shares or any other equity interest in Premiere (collectively, "Equity Rights").

    (c) Except as described in Section 4.3(c) of the Disclosure Memorandum, since December 31, 1996, Premiere has not (i) issued any Premiere Shares or Equity Rights, other than pursuant to the exercise of options and warrants that were issued and outstanding on December 31, 1996, (ii) purchased, redeemed or otherwise acquired, directly or indirectly through one or more Subsidiaries, any Premiere Shares, or (iii) declared, set aside, made or paid to the stockholders of Premiere dividends or other distributions on the outstanding Premiere Shares.

    4.4 PREMIERE SUBSIDIARIES. (a) Section 4.4(a) of the Disclosure Memorandum lists all Subsidiaries of Premiere. All of the outstanding shares of capital stock of each Subsidiary of Premiere are duly and validly issued, fully paid and nonassessable and are owned by Premiere either directly or indirectly through another

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                                                                         Page 10

wholly owned Subsidiary of Premiere free and clear of any claim, lien or encumbrance. No equity securities of any Subsidiary may be required to be issued (other than to Premiere) by reason of any Equity Rights for shares of the capital stock of any such Subsidiary. There are no contracts, commitments, understandings or arrangements by which Premiere or any Subsidiary of Premiere is or may be obligated to transfer any shares of the capital stock of any Subsidiary.

    Each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized, has the corporate power and authority necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, and is duly qualified to do business and in good standing in the states of the United States in which the ownership of its property or the conduct of its business requires it to be so qualified, except for such jurisdictions in which the failure to be so qualified and in good standing would not have a Material Adverse Effect on Premiere.

    As used in this Agreement, the term "Subsidiary" shall mean, with respect to Premiere or Jacor, any corporation or other legal entity of which such party or any of its subsidiaries controls or owns, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote on the election of members to the board of directors or similar governing body.

    (b) Other than as set forth in Section 4.4(b) of the Disclosure Memorandum and except for interests in Subsidiaries, neither Premiere nor any Subsidiary thereof owns, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, limited liability company, partnership, joint venture, business, trust or other legal entity.

    4.5 NO CONFLICT; REQUIRED FILINGS AND CONSENTS. (a) None of the execution and delivery of this Agreement by Premiere, nor the consummation by Premiere of the transactions contemplated herein, nor compliance by Premiere with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of the Organizational Documents of Premiere or any Subsidiary thereof, (ii) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon, any property or assets of Premiere or any Subsidiary thereof pursuant to, any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which any of them is a party or by which any of them or any of their properties or assets may be subject, and that would, in any such event, have a Material Adverse Effect on Premiere, or (iii) subject to receipt of the requisite approvals referred to in
Section 4.5(b), violate any order, writ, injunction, decree, statute, rule or regulation of any governmental, quasi-governmental, judicial, quasi-judicial or regulatory authority with jurisdiction, domestic or foreign (each, a "Governmental Authority"), applicable to Premiere or any Subsidiary thereof or any of their properties or assets where such violation would have a Material Adverse Effect on Premiere.

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                                                                         Page 11

    (b) Other than (i) in connection or compliance with the provisions of applicable state and federal securities laws, and the rules and regulations of the Securities and Exchange Commission (the "Commission") thereunder, (ii) notices under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (iii) filings with the Secretary of State of the State of Delaware required to effect the Merger, (iv) in connection or compliance with the applicable requirements of the Internal Revenue Code of 1986, as amended, (the "Code") and state, local and foreign tax laws, (v) as set forth in Section 4.5(b) of the Disclosure Memorandum, and (vi) where the failure to give such notice, make such filing or receive such order, authorization, exemption, consent or approval would not have a Material Adverse Effect on Premiere, no notice to, filing with, authorization of, exemption by or consent or approval of any Governmental Authority is necessary for the consummation by Premiere of the transactions contemplated in this Agreement.

    (c) The consents of the Consenting Stockholders, when delivered to the Secretary of Premiere with respect to the outstanding Premiere shares of which they are the beneficial owners, are sufficient to approve the Merger and the transactions contemplated hereby on behalf of Premiere. The Secretary of Premiere has custody of the book in which proceedings of meetings of stockholders of Premiere are recorded.

    4.6 PREMIERE REPORTS; FINANCIAL STATEMENTS. (a) Premiere has filed all forms, reports and documents required to be filed by it with the Commission since January 1, 1994 (collectively, the "Premiere Reports") pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations promulgated thereunder. As of their respective dates, the Premiere Reports (i) complied when filed as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder and (ii) did not when filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

    (b) The consolidated balance sheets of Premiere and its Subsidiaries as of December 31, 1996 and December 31, 1995 and the related statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, together with the notes thereto, included in Premiere's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996, a copy of which, in the form in which it is to be filed with the Commission (the "Premiere Form 10-KSB"), has been provided to Jacor (together, the "Premiere Financial Statements") have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis (except as disclosed therein) and fairly present, in all material respects, the consolidated financial position and the consolidated results of operations, changes in stockholders' equity and cash flows of Premiere and its consolidated Subsidiaries as of the dates and for the periods indicated.

    (c) As of the date of this Agreement, except as set forth in the Premiere Financial Statements or the notes thereto, or as described in Section 4.6(c) of the

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                                                                         Page 12

Disclosure Memorandum, neither Premiere nor any Subsidiary has any material outstanding claims against it, liabilities or indebtedness, contingent or otherwise, nor does there exist any condition, fact or circumstances which Premiere reasonably anticipates will create such claim or liability, other than claims or liabilities incurred subsequent to December 31, 1996, in the ordinary course of business, consistent with past practices and which individually and in the aggregate do not have and are not reasonably anticipated to have a Material Adverse Effect on Premiere.

    (d) Since December 31, 1996 and except as disclosed in the Premiere Reports, Premiere and its Subsidiaries have conducted their respective businesses only in the ordinary course and consistent with past practices.

    (e) Since December 31, 1996, except as disclosed in Section 4.6(e) of the Disclosure Memorandum and the Premiere Form 10-KSB, there has been no event or condition that has caused or is reasonably anticipated to cause a Material Adverse Effect on Premiere.

    4.7  TAX AND ACCOUNTING MATTERS.

    (a) For purposes of this Agreement, (i) the term "TAXES" shall include all federal, state, county, local or foreign taxes, charges, levies, imposts or other assessments of any nature whatsoever, including, without limitation, corporate income tax, corporate franchise tax, payroll tax, sales tax, use tax, property tax, excise tax, withholding tax, and environmental tax, together with any interest thereon and any penalties or additions to tax relating thereto imposed by any governmental taxing authority for which Premiere or any other member of the Group (as defined below in this Section 4.7(a)) may be directly or contingently liable in its own right, as collection agent for taxes imposed on another person, as a result of any guaranty or election, or as a transferee of the assets of, or as successor to, any person, or pursuant to any applicable law; (ii) the term "GROUP" shall mean, individually and collectively, Premiere, any Subsidiary of Premiere, and any individual, trust, corporation, partnership, limited liability company, and any other entity as to which Premiere may be liable for Taxes for which Premiere or such individual or entity may be directly or contingently liable in its own right, as a result of any guaranty or election, or as a transferee of the assets of, or as successor to, any person, or pursuant to any applicable law; (iii) the term "RETURNS" shall mean all returns, reports, estimates, declarations of estimated tax, information statements and other filings relating to, or required to be filed in connection with, any Taxes, including, without limitation, information returns or reports with respect to backup or employee withholding and other payments to third parties; and (iv) for purposes of this Agreement, the term "CODE" shall mean the Internal Revenue Code of 1986, as amended.

    (b)  Except as indicated in Section 4.7(b) of the Disclosure Memorandum,
(i) all Returns required to be filed by or on behalf of any member of the Group have been duly filed on a timely basis and all such Returns are true, correct and complete in all material respects; (ii) all Taxes that have been shown as due and payable on the Returns that have been filed by or on behalf of each Member of the Group have been timely paid, and no other Taxes are payable by any member of the Group with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns); (iii) the amounts set forth as provisions for current and deferred taxes and/or accrued liabilities in the Premiere Financial Statements are sufficient for the payment of all unpaid Taxes (other than Taxes attributable to After MidNite Entertainment, Inc. or its predecessor) accrued for or applicable to all periods ended on the respective dates of the Premiere Financial Statements and all years and periods prior thereto, and each of the amounts set forth on the Premiere Financial Statements in respect of current Taxes and deferred Taxes has been correctly determined in accordance with GAAP;
(iv) no member of the Group is delinquent in the payment of any Taxes or has requested any extension of time within which to file any Return, which Return has not since been filed, accompanied by payment of all Taxes shown as due and payable thereon; (v) there is no dispute or claim concerning any Tax liability of any member of the Group either (A) claimed or raised by any governmental taxing authority in writing or (B) as to which any director or officer of any member of the Group (or employees responsible for Taxes of any such member of the Group) has knowledge based upon personal contact with any agent of such authority, other than those Taxes, identified in Section 4.7(b) of the Disclosure Memorandum, being contested in good faith by appropriate proceedings;
(vi) no member of the Group has waived any statute of limitations in respect of Taxes or granted any extension of the limitations period applicable to any claim for Taxes; (vii) Premiere is not liable for the Taxes of any person, including, without limitation, as a result of the application of United States Treasury Regulation section 1.1502-6, any analogous provision of state, local or foreign law (including, without limitation, principles of unitary taxation), or as a result of any contractual arrangement, whether with any third party or with any taxing authority; (viii) Premiere is not nor has it ever been a party to any tax sharing agreement with any corporation or limited liability company which is not currently a member of the Group; (ix) no claim has ever been made by any governmental taxing authority in any jurisdiction where any member of the Group does not file Returns that it is or may be subject to taxation by such jurisdiction; (x) there are no liens on any of the assets of any member of the Group that arose in connection with any failure (or alleged failure) to pay any Taxes; (xi) each member of the Group has withheld and paid over all Taxes required to have been withheld and paid over and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party;
(xii) no director or officer of any member of the Group (or employee responsible for Taxes of any such member) expects any governmental taxing authority to assess any additional Taxes for any period for which Returns have been filed;
(xiii) Section 4.7(b) of the Disclosure Memorandum lists all federal, state, local, and foreign income and franchise Tax Returns filed with respect to Premiere for taxable periods for which the applicable statute of limitations for the assessment of any Tax has not yet expired; (xiv) Section 4.7(b) of the Disclosure Memorandum lists all Returns (relating to any type of Tax and to any taxable period) filed with respect to Premiere that have been audited and indicates those Returns that currently are the subject of audit; (xv) Premiere has delivered to Communications correct and complete copies of all federal, state, local and foreign income and franchise Tax Returns filed with respect to Premiere for all taxable periods for which the applicable statute of limitations for the assessment of any Tax has not yet expired, and has provided representatives of Communications access to all Returns (relating to any type of Tax and to any taxable period) filed with respect to Premiere; (xvi) Premiere has delivered to Communications all examination reports and statements of deficiency assessed against or agreed to by each member of the Group since the date of incorporation of the predecessor of Premiere; (xvii) Premiere is not and has never been a "United States real property holding corporation" within the meaning of Section 897(c) of the Code); (xviii) no member of the Group is a "consenting corporation" under Section 341(f) of the Code; (xix) no member of the Group has entered into any compensatory agreement with respect to the performance of services as to which payment or vesting thereunder (including payment or vesting as a result of the transactions contemplated hereunder) would result in a nondeductible expense to the Group pursuant to Section 280G of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code; (xx) Premiere has not agreed, nor is it required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise that would require the recognition of income pursuant to such adjustment in any post-closing period;
(xxi) the amount of unpaid Taxes attributable to After MidNite Entertainment, Inc. or its predecessor accrued for all periods ended on the date hereof and all years or periods prior hereto does not exceed $250,000; (xxii) Section 4.7(b) of the Disclosure Memorandum sets forth a list of each joint venture, limited liability company, partnership or other arrangement or contract which is treated as a partnership for Federal income tax purposes in which Premiere holds a direct or indirect ownership interest as of the date hereof or during any taxable period as to which the statute of limitations on the assessment of income or franchise tax has not yet expired; and (xxiii) any past due property taxes for which Premiere or any Subsidiary is liable do not exceed $100,000.

    4.8 PROPERTIES. Except as disclosed or reserved against in the Premiere Financial Statements and except for circumstances that would not have a Material Adverse Effect on Premiere, Premiere and each Subsidiary thereof has good and marketable title to all of the material properties and assets, tangible or intangible, reflected in the Financial Statements as being owned by Premiere and its Subsidiaries as of the dates thereof, free and clear of all liens, encumbrances, charges, defaults or equities of whatever character, except such imperfections or irregularities of title as do not affect the use thereof in any material respect and statutory liens securing payments not yet due ("Liens"). Premiere does not own, directly or indirectly, any real estate. All leased buildings and all leased fixtures, equipment and other property and assets that are material to the business of Premiere on a consolidated basis are held under leases or subleases that are valid instruments enforceable in accordance with their respective terms. All leases to which Premiere or any Subsidiary thereof is a party were entered into in the ordinary course of business. None of such leases is with an Affiliate or contain any material terms or conditions which make any such lease unreasonably onerous or commercially unreasonable. For purposes of this Agreement, an "Affiliate" of a specified person is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

    4.9 COMPLIANCE WITH LAWS. Except for environmental matters, which shall be covered by Section 4.16 and which shall not be covered by this Section 4.9, Premiere and each Subsidiary thereof:

    (a) is in compliance with all laws, regulations, reporting and licensing requirements and orders applicable to its business or employees conducting its business, the breach or violation of which would have a Material Adverse Effect on Premiere;

    (b) has received no notification or communication from any Governmental

Authority (i) asserting that it or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances that such Governmental Authority enforces, which noncompliance would have a Material Adverse Effect on Premiere or (ii) threatening to revoke any license, franchise, permit or authorization of any Governmental Authority, which revocation would have a Material Adverse Effect on Premiere.

    4.10 EMPLOYEE BENEFIT PLANS. (a) Except as listed in Section 4.10 of the Disclosure Memorandum, none of Premiere, any of the Subsidiaries of Premiere or any of their respective ERISA Affiliates (as defined below) maintains, is a party to, participates in or has any liability or contingent liability with respect to:

    (i) any "employee welfare benefit plan" or "employee pension benefit plan" (as those terms are defined in Sections 3(1) and 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), respectively); or

    (ii) any retirement or deferred compensation plan, incentive compensation plan, stock plan, unemployment compensation plan, vacation pay, severance pay, bonus or benefit arrangement, insurance or hospitalization program or any other fringe benefit arrangements for any current or former employee, director, consultant or agent, whether pursuant to contract, arrangement, custom or informal understanding, which does not constitute an employee benefit plan (as defined in Section 3(3) of ERISA).

For purposes of this Agreement, the term "ERISA Affiliate" means, with respect to any person, any corporation, trade or business which, together with such person, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of sections 414(b), (c),
(m) or (o) of the Code.

    (b) A true and correct copy of each of the plans, arrangements, and agreements listed in Section 4.10 of the Disclosure Memorandum (referred to hereinafter as "Employee Benefit Plans"), and all contracts relating thereto, or to the funding thereof, including, without limitation, all trust agreements, insurance contracts, administration contracts, investment management agreements, subscription and participation agreements, and recordkeeping agreements, each as in effect on the date hereof, has been supplied to Jacor. In the case of any Employee Benefit Plan which is not in written form, Jacor has been supplied with an accurate description of such Employee Benefit Plan as in effect on the date hereof. A true and correct copy of the most recent annual report, actuarial report, accountant's opinion relating to of the plan's financial statements, summary plan description and Internal Revenue Service determination letter with respect to each Employee Benefit Plan, to the extent applicable, and a current schedule of assets (and the fair market value thereof assuming liquidation of any asset which is not readily tradable) held with respect to any funded Employee Benefit Plan has been supplied to Jacor, and there have been no material changes in the financial condition of the respective plans from that stated in the annual reports and actuarial reports supplied.

    (c)  As to all Employee Benefit Plans:

         (i) Such Plans comply and have been administered in form and in operation in all material respects with all applicable requirements of law, and no event has occurred which will or could cause any such Employee Benefit Plan to fail to comply with such requirements and no notice has been issued by any governmental authority questioning or challenging such compliance.

         (ii) Such Plans which are employee pension benefit plans comply in form and in operation with all applicable requirements of Sections 401(a) and 501(a) of the Code; there have been no amendments to such plans which are not the subject of a favorable determination letter issued with respect thereto by the Internal Revenue Service; and no event has occurred which will or could give rise to disqualification of any such plan under such sections or to a tax under Section 511 of the Code.

         (iii) None of the assets of any such Plan (other than Premiere's 401(k) plan) are invested in employer securities or employer real property.

         (iv) There have been no "prohibited transactions" (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any such Plan and none of Premiere, any of its Subsidiaries or any of their respective ERISA Affiliates has engaged in any prohibited transaction.

         (v) There have been no acts or omissions by Premiere, any of its Subsidiaries or any of their respective ERISA Affiliates which have given rise to or may give rise to fines, penalties, taxes or related charges under section 502 of ERISA or Chapters 43, 47 or 68 of the Code for which Premiere or any of its Subsidiaries may be liable.

         (vi) None of the payments contemplated by such Plans would, in the aggregate, constitute excess parachute payments (as defined in section 280G of the Code) and neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement would accelerate the payment, vesting or funding of benefits under any of such Plans.

         (vii) There are no actions, suits or claims (other than routine claims for benefits) pending or threatened involving any such Plan or the assets thereof and no facts exist which could give rise to any such actions, suits or claims (other than routine claims for benefits).

         (viii) No such Plan is subject to Title IV of ERISA and no such Plan is a multi-employer plan (within the meaning of Section 3(37) of ERISA.

         (ix) None of Premiere or any of its Subsidiaries has any liability or contingent liability for providing, under any such Plan or otherwise, any post-retirement medical or life insurance benefits, other than statutory liability for providing group health plan continuation coverage under
    Part 6 of Title I of

    ERISA and Section 4980B of the Code.

         (x) Accruals for all obligations under such Plans are reflected in the financial statements of Premiere in accordance with GAAP.

         (xi) To Premiere's Knowledge, there has been no act or omission that would impair the ability of Premiere or any of its Subsidiaries (or any successor thereto) to unilaterally amend or terminate any Employee Benefit Plan.

    (d) The full amount necessary to pay benefits accrued (determined as of the Closing) under The Premiere Deferred Compensation Plan have been contributed to a trust dated as of December 1, 1995 between Premiere and The Prudential Bank and Trust Company.

    4.11 MATERIAL CONTRACTS. Set forth in Section 4.11 of the Disclosure Memorandum is a list, as of the date hereof, of the following agreements (but specifically excluding any commitment made by advertisers to purchase commercial broadcast time or radio station affiliation contracts, which in each case are terminable within 18 months):

    (a) each agreement between Premiere and a consumer or recipient of Premiere's products or services and pursuant to which Premiere is to receive more than $250,000 (or the fair market equivalent thereof in goods or services) on an annual or annualized basis;

    (b) each agreement pursuant to which Premiere will receive amounts in excess of $250,000 (or the fair market equivalent thereof in goods or services) on an annual or annualized basis; each agreement pursuant to which Premiere will be required to pay an amount in excess of $250,000 (or the fair market equivalent thereof in goods or services) on an annual or annualized basis; and each agreement, the term of which exceeds two years and which may not be canceled by Premiere without penalty on one year or less notice, and pursuant to which Premiere will receive (in cash, services or property) or will be obligated to pay, during the unexpired term thereof, an amount in excess of $250,000 (or the fair market equivalent thereof in goods or services);

    (c) each partnership or joint venture agreement to which Premiere or any Subsidiary is a party;

    (d) each agreement limiting the right of Premiere or any Subsidiary to engage in or compete with any person in any business or geographical area;

    (e) each agreement or other arrangement of or involving Premiere or any Subsidiary with respect to indebtedness for money borrowed, including letters of credit, guaranties, indentures, swaps and similar agreements;

    (f) each management, consulting, employment, severance or similar agreement requiring the payment of compensation in excess of $150,000 annually, to which Premiere or any Subsidiary is a party and which may not be terminated by Premiere without penalty on 90 days (or less) notice;

    (g) each lease or other agreement with respect to real property leased by Premiere and which: requires Premiere to pay an amount or amounts in excess of $250,000 on annual or annualized basis; or has an unexpired term which exceeds two years and may not be canceled by Premiere without penalty on one year or less notice and which requires Premiere to pay, during the unexpired term, an amount in excess of $250,000;

    (h) each collective bargaining agreement to which Premiere or any Subsidiary is a party;

    (i) each agreement with any Affiliate of Premiere (other than employment agreements and agreements between Premiere and any Subsidiary thereof) to which Premiere or any Subsidiary is a party which involves total payments or liabilities to or from Premiere or any Subsidiary in excess of $60,000; and

    (j) each stockholder agreement, voting trust agreement, share purchase agreement, registration rights agreement or other similar agreement granting rights to one or more stockholders of Premiere, restricting the voting or transferability of Premiere Shares or otherwise pertaining to the Premiere Shares or any interest (economic or voting) therein.

    Except for such matters as would not, individually or in the aggregate, have a Material Adverse Effect on Premiere, each contract identified in Section
4.11 of the Disclosure Memorandum (such contracts, together with all commitments made by advertisers to purchase commercial broadcast time and radio station affiliation contracts, are referred to herein as the "Premiere Contracts") is in full force and effect and is a legal, valid and binding contract or agreement of Premiere, and there is no default or breach (or, to the actual knowledge of Premiere's president ("Premiere's Knowledge"), any event that, with the giving of notice or lapse of time or both would result in a material default or breach) by Premiere, any Subsidiary, or, to Premiere's Knowledge, any other party, in the timely performance of any obligation to be performed or paid thereunder or any other material provision thereof.

    Except for such matters as would not, individually or in the aggregate, have a Material Adverse Effect on Premiere, none of the Premiere Contracts will terminate, become terminable by the other party thereto, or have the terms thereof become amended or amendable by the other party thereto without the consent of Premiere, as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

    4.12 LEGAL PROCEEDINGS. As of the date of this Agreement, except as disclosed in Section 4.12 of the Disclosure Memorandum, there are no actions, suits, investigations or proceedings instituted, pending or overtly threatened, against Premiere or any Subsidiary thereof, or against any property, asset, interest or right of any of them, that involve more than $100,000 in controversy, or that seek relief other than money damages from Premiere or a Subsidiary thereof, or that would have, either individually or in the aggregate, a Material Adverse Effect on Premiere if adversely decided. Neither Premiere nor any Subsidiary thereof is subject to any judgment, order, writ, injunction or decree that would have a Material Adverse Effect on Premiere.

      4.13 CERTAIN INFORMATION. (a) When the Registration Statement (as defined in Section 6.4) to be filed with the Commission by Jacor pursuant to
Section 6.4 hereof or any post-effective amendment thereto shall become effective, and at all times subsequent to such effectiveness up to and including the Effective Time, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished by Premiere relating to Premiere or its Subsidiaries, shall, if Premiere has approved the contents and presentation of such information (such consent to be conclusively presumed to have been given if the prospectus referred to in
Section 6.4 in such Registration Statement is identical to the Information Statement(as defined below), comply as to form in all material respects with the provisions of all applicable securities laws. Any written information supplied or to be supplied by Premiere specifically for inclusion in the Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made not misleading.

    (b) None of the information supplied or to be supplied by Premiere for inclusion in the Information Statement (as defined in Section 6.4) shall, at the time such document is filed with the Commission and when it is first mailed to the stockholders of Premiere, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event occurs of which Premiere has knowledge and which is required to be described in the Information Statement or any supplement or amendment thereto, Premiere will file and disseminate, as required, a supplement or amendment which complies as to form in all material respects with the provisions of all applicable securities laws. Prior to its filing with the Commission, the Information Statement and each amendment or supplement thereto shall be delivered to Jacor and its counsel.

    (c) All documents that Premiere is responsible for filing with the Commission or any other Governmental Authority in connection with the transactions contemplated hereby shall comply as to form in all material respects with the provisions of applicable law and the applicable rules and regulations thereunder.

    4.14 NO BROKERS. Premiere has not entered into any contract, arrangement or understanding with any person or firm that may result in the obligation of Premiere, Jacor, Communications or Acquisition Corp. to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that Premiere has retained Alex. Brown & Sons Incorporated as its financial advisor (the "Premiere Financial Advisor"), which Financial Advisor may be entitled to an advisor fee of up to $2,000,000 plus reimbursement of expenses in connection with the transactions contemplated hereby.

      4.15 OPINION OF FINANCIAL ADVISOR. Premiere has received the opinion of the Premiere Financial Advisor to the effect that, as of the date hereof, the consideration to be received by the holders of Premiere Shares in the Merger is fair to such holders from a financial point of view. A copy of such opinion (or a written confirmation thereof, if presented orally) and any amendments or supplements thereto shall be delivered to Jacor as promptly as practicable after receipt thereof by Premiere.

    4.16 ENVIRONMENTAL. Except as disclosed in Section 4.16 of the Disclosure Memorandum and except insofar as inaccuracies in the following statements would not have a Material Adverse Effect on Premiere (and with respect to properties formerly owned or leased by Premiere or any Subsidiary, only with respect to such period of ownership or lease): (i) the properties owned or leased by Premiere or any Subsidiary and properties formerly owned or leased by Premiere or any Subsidiary for which Premiere has contractual liability (the "Premiere Properties") are or were, as the case may be, in compliance in all material respects with all applicable federal, state and local environmental and hazardous waste laws and regulations; (ii) no enforcement actions are pending or threatened against Premiere or any Subsidiary and no notice of potential liability or administrative or judicial proceedings (including notices regarding clean up of off-site third party hazardous waste sites) has been received by Premiere or such Subsidiary; (iii) there does not now exist on any Premiere Properties currently owned or leased by Premiere, and there has not occurred on, from or under Premiere Properties, a material disposal or release of, Hazardous Substances, Hazardous Wastes or Contaminants;
(iv) Premiere Properties contain no unregistered underground storage tanks; (v) neither Premiere nor any Subsidiary nor any of their respective predecessors has any contingent liability in connection with the release of any Hazardous Substances, Hazardous Wastes or Contaminants into the environment; and (vi) neither Premiere or any Subsidiary nor any of their respective predecessors has
(A) given any release or waiver of liability that would waive or impair any claim based on Hazardous Substances, Hazardous Wastes or Contaminants to any current or prior tenant or owner of any real property owned or leased at any time by either Premiere or any Subsidiary or to any party who may be potentially responsible for the presence of Hazardous Substances, Hazardous Wastes or Contaminants on any such real property; or (B) made any promise of indemnification to any party regarding Hazardous Substances, Hazardous Wastes or Contaminants that may be located on any real property owned or leased at any time by either Premiere or any Subsidiary or any of their respective predecessors. Section 4.16 of the Disclosure Memorandum contains a description of environmental indemnities of which either Premiere or any Subsidiary is a beneficiary.

      4.17 PERSONNEL. Except as set forth in Section 4.17 of the Disclosure Memorandum, there are no labor disputes existing, or to Premiere's Knowledge, threatened, involving strikes, work stoppages, slow downs or lockouts. There are no grievance proceedings or claims of unfair labor practices filed or, to Premiere's Knowledge, threatened to be filed with the National Labor Relations Board against

Premiere or any Subsidiary. To Premiere's Knowledge, there is no union representation or organizing effort pending or threatened against Premiere or any Subsidiary. Neither Premiere nor any Subsidiary has agreed to recognize any union or other collective bargaining unit except those governed by the terms of the agreements listed in Section 4.11 of the Disclosure Memorandum.

    4.18 TAKEOVER STATUTES. Except for Section 203 of the DGCL, no "fair price", "moratorium", "control share acquisition" or other similar anti-takeover statute or regulation enacted under any federal or state or other foreign law, applicable to Premiere is applicable to the Merger or the other transactions contemplated hereby.

    4.19 INTELLECTUAL PROPERTY. Except for such matters as would not, individually or in the aggregate, have a Material Adverse Effect on Premiere:
(i) Premiere and each Subsidiary owns or possesses, or has all necessary rights and licenses in, all patents, patent rights, licenses, inventions (whether or not patentable or reduced to practice), copyrights (whether registered or unregistered), know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), registered and unregistered trademarks, service marks and trade names and other intellectual property rights (collectively, "Intellectual Property") necessary to conduct its business as conducted; (ii) neither Premiere nor any Subsidiary has received any unresolved notice of, or is aware of any fact or circumstance that would give any Third Party a right to assert, infringement or misappropriation of, or conflict with, asserted rights of others or invalidity or unenforceability of any Intellectual Property owned by Premiere or any Subsidiary; (iii) the use of such Intellectual Property to conduct the business and operations of Premiere and its Subsidiaries as conducted does not infringe on the rights of any person; (iv) no person is challenging or infringing on or otherwise violating any right of Premiere or any Subsidiary with respect to any Intellectual Property owned by and/or licensed to Premiere or Subsidiary; (v) neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in a loss or limitation in (x) the rights and licenses of Premiere or any Subsidiary to use or enjoy the benefit of any Intellectual Property employed by them in connection with their business as conducted (y) the amount of any royalties or other benefits received by Premiere or any Subsidiary thereof from Intellectual Property owned by it.

    4.20 EMPLOYMENT AGREEMENTS.  As of the date hereof:

    (a) Amended employment agreements in substantially the form of Exhibit 7.2(f)(i) hereto (the "Employment Agreements") between Premiere and each of Stephen C. Lehman, Kraig T. Kitchen, Timothy M. Kelly and Daniel M. Yukelson (the "Premiere Executive Officers") have been executed and delivered and are in full force and effect (subject to the consummation of the transactions contemplated hereby) and have not been materially breached.

    (b) Amended employment agreements in substantially the form of Exhibit 7.2(f)(ii) hereto (the "Amended Employment Agreements") between Premiere and each of Robert W. Crawford and Louise G. Palanker have been executed and delivered and are in full force and effect (subject to the consummation of the transactions contemplated hereby) and have not been materially breached.


                                      ARTICLE 5

                      REPRESENTATIONS AND WARRANTIES OF JACOR,
                         COMMUNICATIONS AND ACQUISITION CORP.

    Jacor, Communications and Acquisition Corp., jointly and severally, represent and warrant to Premiere as follows:

    5.1 ORGANIZATION AND STANDING. Each of Jacor, Communications and Acquisition Corp. is a corporation duly organized, validly existing and in good standing under the laws of the State of its incorporation. Each of Jacor, Communications and Acquisition Corp. is duly qualified to do business, and in good standing, in the states of the United States in which the character of the properties owned or leased by it or in which the conduct of its business requires it to be so qualified, except where the failure to be so qualified or to be in good standing would not have a Material Adverse Effect. Jacor's Certificate of Incorporation and By-laws are in full force and effect and no other organizational documents are applicable to or binding upon Jacor.

    5.2 AUTHORIZATION, VALIDITY AND EFFECT. Each of Jacor, Communications and Acquisition Corp. has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby to be executed and delivered by it, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and such other agreements and documents, and the consummation of the transactions contemplated herein and therein, have been duly and validly authorized by all necessary corporate action and stockholder action (to the extent required) in respect thereof on the part of each of Jacor, Communications and Acquisition Corp. This Agreement has been duly and validly executed and delivered by each of Jacor, Communications and Acquisition Corp. and represents the legal, valid and binding obligation of each of Jacor, Communications and Acquisition Corp., enforceable against each of them in accordance with its terms.

    5.3 CAPITALIZATION. As of April 1, 1997, the authorized capital stock of Jacor consisted of 100,000,000 Common Shares, of which 34,834,780 shares were issued and outstanding (the "Jacor Common Stock"), 2,000,000 shares of Class A Preferred Stock, none of which is issued as of the date of this Agreement, and 2,000,000 shares of Class B Preferred Stock, none of which is issued as of the date of this Agreement. All of the issued and outstanding shares of Jacor Common Stock are duly and validly issued and outstanding and are fully paid and nonassessable.

    5.4 NO CONFLICT; REQUIRED FILINGS AND CONSENTS. (a) None of the execution and delivery of this Agreement by Jacor, Communications or Acquisition Corp., nor the consummation by Jacor, Communications or Acquisition Corp. of the transactions contemplated herein, nor compliance by Jacor, Communications or Acquisition Corp. with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of the certificate of incorporation or by-laws or equivalent organizational documents of Jacor, Communications or Acquisition Corp., (ii) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon, any property or assets of Jacor, Communications or Acquisition Corp. or, pursuant to any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which any of them is a party or by which any of them or their respective properties or assets may be subject, and that would, in any such event, have a Material Adverse Effect on Jacor, or (iii) subject to receipt of the requisite approvals referred to in subsection 5.4(b), violate any order, writ, injunction, decree, statute, rule or regulation of any Governmental Authority applicable to Jacor, Communications, Acquisition Corp. or any of their respective properties or assets where such violation would have a Material Adverse Effect on Jacor.

    (b) Other than (i) such as are required under Federal or state securities or "blue sky" laws and the rules and regulations thereunder, (ii) notices and completion of waiting periods under the HSR Act, (iii) filings with the Secretary of State of the State of Delaware under the DGCL required to effect the Merger, (iv) in connection or compliance with the applicable requirements of the Code and state, local and foreign tax laws and (v) where the failure to give such notice, make such filing or receive such order, authorization, exemption, consent or approval would not have a Material Adverse Effect on Jacor, no notice to, filing with, authorization of, exemption by or consent or approval of any Governmental Authority is necessary for the consummation by Jacor, Communications or Acquisition Corp. of the transactions contemplated in this Agreement.

    (c) The affirmative vote of Communications, as the sole stockholder of Acquisition Corp. is sufficient, and no further vote or consent of any class or series of capital stock of Jacor, Communications or Acquisition Corp. is necessary, to approve the Merger and the other transactions contemplated hereby on the part of Jacor, Communications or Acquisition Corp.

    5.5 JACOR REPORTS; FINANCIAL STATEMENTS. (a) Jacor has filed all forms, reports and documents required to be filed by it with the Commission since January 1, 1994 (collectively, the "Jacor Reports") pursuant to Section 13 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder. As of their respective dates, the Jacor Reports (i) complied when filed as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder and (ii) did not when filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

    (b)  The consolidated balance sheets of Jacor and its Subsidiaries as of

December 31, 1996 and December 31, 1995 and the related statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, together with the notes thereto, included in Jacor's Annual Reports on Form 10-K for the fiscal year ended December 31, 1996, as filed with the Commission (together, the "Jacor Financial Statements") have been prepared in accordance with GAAP applied on a consistent basis (except as disclosed therein) and fairly present, in all material respects, the consolidated financial position and the consolidated results of operations, changes in stockholders' equity and cash flows of Jacor and its consolidated Subsidiaries as of the dates and for the periods indicated.

    5.6 LEGAL PROCEEDINGS. As of the date of this Agreement, there are no actions, suits or proceedings instituted or pending, or to the actual knowledge of Jacor's president ("Jacor's Knowledge"), overtly threatened, against Jacor, Communications or Acquisition Corp., or any of their respective Subsidiaries or against any property, asset, interest or right of any of them, or any of their respective Subsidiaries that would have, either individually or in the aggregate, a Material Adverse Effect on Jacor. None of Jacor, Communications or Acquisition Corp. is subject to any judgment, order, writ, injunction or decree that would have a Material Adverse Effect on Jacor.

    5.7 ACQUISITION CORP. Acquisition Corp. was formed solely for the purpose of engaging in the transactions contemplated hereby. Acquisition Corp. is, and shall be on the Closing Date, a wholly owned direct Subsidiary of Communications. Except for obligations or liabilities incurred in connection with its incorporation or organization, and the transactions contemplated hereby, Acquisition Corp. has not incurred any obligations or liabilities or engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any person or entity.

    5.8 NO BROKERS. None of Jacor, Communications or Acquisition Corp. has entered into a contract, arrangement or understanding with any person or firm that may result in the obligation of Jacor or Acquisition Corp. to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

    5.9 JACOR'S FINANCING. Jacor has or will have sufficient funds available to consummate the transactions contemplated by this Agreement and to pay all transaction related fees and expenses.

    5.10 COMPLIANCE WITH LAWS. Jacor, Communications and Acquisition and each Subsidiary thereof:

    (a) is in compliance with all laws, regulations, reporting and licensing requirements and orders applicable to its business or employees conducting its business, the breach or violation of which would have a Material Adverse Effect on Jacor;

    (b)  has received no notification or communication from any Governmental

Authority (i) asserting that it or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances that such Governmental Authority enforces, which noncompliance would have a Material Adverse Effect on Jacor or (ii) threatening to revoke any license, franchise, permit or authorization of any Governmental Authority, which revocation would have a Material Adverse Effect on Jacor.

    5.11 CERTAIN INFORMATION. (a) When the Information Statement (as defined in Section 6.4) to be filed with the Commission by Premiere pursuant to Section
6.4 hereof or any amendment or supplement thereto, shall be mailed to Premiere's stockholders, and at all times subsequent thereto up to and including the Effective Time, such Information Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished by Jacor relating to Jacor or its Subsidiaries, shall, if Jacor has approved the contents and presentation of such information (such consent to be conclusively presumed to have been given if the prospectus included in the Registration Statement (as defined below) is identical to the Information Statement), comply as to form in all material respects with the provisions of all applicable securities laws.
Any written information supplied or to be supplied by Jacor specifically for inclusion in the Information Statement will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made not misleading.

    (b) None of the information supplied or to be supplied by Jacor for inclusion in the Registration Statement (as defined in Section 6.4) shall, at the time such Registration Statement or any post-effective amendment thereto is filed with the Commission or shall become effective, and at all times subsequent thereto up to and including the Effective Time, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time, any event occurs of which Jacor has knowledge which is required to be described in the Registration Statement or any supplement or amendment thereto, Jacor will file and disseminate, as required, a supplement or amendment which complies as to form in all material respects with the provisions of all applicable securities laws. Prior to its filing with the Commission, the Registration Statement and each amendment or supplement thereto shall be delivered to Premiere and its counsel.

    All documents that Jacor is responsible for filing with the Commission or any other Governmental Authority in connection with the transactions contemplated hereby shall comply as to form in all material respects with the provisions of applicable law and the applicable rules and regulations thereunder.

    5.12 STOCK MERGER CONSIDERATION. When issued at the Effective Time, the Jacor Shares comprising the Stock Merger Consideration will be duly issued, fully paid and non-assessable.

                                      ARTICLE 6
                               COVENANTS AND AGREEMENTS

    6.1 EMPLOYMENT AGREEMENTS. Premiere agrees to keep in full force and effect (subject to the consummation of the transactions contemplated hereby) each of the Employment Agreements and Amended Employment Agreements and not to amend any of the Employment Agreements or Amended Employment Agreements without the consent of Jacor, which consent may be withheld in Jacor's sole judgment; provided, however, that it shall not be a breach of this covenant if a person who has executed any of the Employment Agreements or Amended Employment Agreements has died or become disabled.

    6.2 INTERIM OPERATIONS OF PREMIERE. Prior to the earlier of the Effective Time or the termination of this Agreement, except as contemplated by any other provision of this Agreement, unless Jacor has previously consented in writing thereto (which consent shall be granted in Jacor's sole discretion), Premiere and its Subsidiaries will each conduct its operations according to its ordinary course of business consistent with past practice, and Premiere and its Subsidiaries will each use its reasonable best efforts to preserve intact its business organization, to keep available the services of its officers and employees and to maintain existing relationships with licensors, licensees, suppliers, contractors, distributors, customers and others having business relationships with it. Without limiting the generality of the foregoing, Premiere shall not, and shall not permit any Subsidiary thereof, to:

    (a) grant any general increase in compensation or benefits to its employees or to its officers, except in the ordinary course consistent with past practice or as required by law; pay any bonus compensation except in the ordinary course consistent with past practice or in accordance with the provisions of any applicable program or plan adopted by the Board of Directors of Premiere or any Subsidiary of Premiere prior to the date hereof; enter into or amend the terms of any severance agreements with its officers; or effect any change in retirement benefits for any class of its employees or officers (unless such change is required by applicable law) that would materially increase the retirement benefit liabilities of Premiere and its Subsidiaries on a consolidated basis;

    (b) amend, alter or revise any existing employment contract, understanding, arrangement or agreement with any person receiving compensation (including salary and bonus) in excess of $150,000 per year (unless such amendment is required by law) to increase the compensation (including bonus) or benefits payable thereunder or pursuant thereto or enter into any new employment contract, understanding, arrangement or agreement with any person having a salary thereunder in excess of $150,000 that Premiere or such Subsidiary does not have the unconditional right to terminate without liability (other than liability for services already rendered) at any time on or after the Effective Time;

    (c) adopt any new employee benefit plan or make any change in or to any existing Employee Benefit Plan other than any such change that (i) is required by law, (ii) in the opinion of counsel is necessary or advisable to maintain the tax qualified status of any such, plan, or (iii) would not materially increase, in the aggregate, the employee benefit plan liabilities of Premiere and its Subsidiaries, taken as a whole;

    (d) sell, lease or otherwise dispose of any of its assets (including capital stock of its Subsidiaries) or acquire any business or assets, except in the ordinary course of business for an amount not exceeding $250,000 in the aggregate;

    (e) incur any indebtedness for borrowed money or make any loans, advances or capital contributions to, or investments (other than non-controlling investments in the ordinary course of business) in, any other person other than a Subsidiary, or issue or sell any debt securities, other than (i) borrowings in connection with acquisitions permitted by subsection 6.2(d) and (ii) borrowings under existing lines of credit in the ordinary course of business not to exceed $500,000 in the aggregate at any time outstanding.

    (f) authorize, commit to or make capital expenditures in an amount exceeding $250,000 in the aggregate;

    (g) mortgage or otherwise encumber or subject to any Lien any material amount of properties or assets owned by Premiere or any Subsidiary thereof as of the date of this Agreement except for such of the foregoing as are in the normal course of business;

    (h) make any material change to its accounting (including tax accounting) methods, principles or practices, except as may be required by GAAP;

    (i) amend or propose to amend its Organizational Documents;

    (j) declare or pay any dividend or distribution with respect to its capital stock;

    (k) other than pursuant to options or warrants outstanding as of the date hereof and listed in Section 4.3(b) of the Disclosure Memorandum, issue, sell, deliver or agree to issue, sell, deliver (whether through issuance or granting of options, warrants, commitments, subscriptions or rights to purchase) any capital stock or split, combine, reclassify or subdivide the capital stock;

    (l) make any tax election or settle or compromise any material tax liability for an amount greater than reflected on the Premiere Financial Statements;

    (m) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or other securities;

    (n) enter into any new lines of business or otherwise make material changes to the operation of its business;

    (o) except as to liabilities accrued as of the date of this Agreement, pay or agree to pay in settlement or compromise of any suits or claims of liability against Premiere, its directors, officers, employees or agents, more than an aggregate of $100,000 for all such suits and claims; provided, however, in the event Premiere does not effect such settlement or compromise because Jacor has declined to consent thereto, and this Agreement is subsequently terminated by Premiere pursuant to Section 8.1 hereof, Jacor shall indemnify and hold Premiere harmless against all liabilities and expense reasonably incurred in connection with such matter to the extent in excess of the amount for which Premiere could have settled or compromised such matter if Jacor had granted such consent;

    (p) enter into any agreement providing for the acceleration of any party's rights or payment or performance or other consequence as a result of a change in control of Premiere;

    (s) take any action or agree, in writing or otherwise, to take any of the foregoing actions or any action which would make any representation or warranty in Article 4 hereof materially untrue or incorrect; or

    (t) commit to any of the foregoing.

    6.3 STOCKHOLDER APPROVAL. With respect to Premiere, this Agreement is subject to the approval of the stockholders of Premiere. Premiere acknowledges that the Consenting Stockholders have agreed to execute and deliver to Premiere written consents approving this Agreement as soon as practicable after the execution of this Agreement.

    6.4 INFORMATION STATEMENT; REGISTRATION STATEMENT. As soon as practicable following the date hereof, Premiere shall file with the Commission an information statement with respect to the Merger (the "Information Statement"). Jacor shall cooperate with Premiere in preparing the Information Statement and shall provide Premiere with all information about Jacor that is required to be included in the Information Statement under the rules and regulations of the Commission under the Exchange Act. As soon as practicable following receipt of final comments from the staff of the Commission on the Information Statement (or advice that such staff will not review such filing), Jacor shall use its reasonable best efforts to file a registration statement on Form S-4 relating to the Jacor Shares issuable in the Merger at the Effective Time (the "Registration Statement") and to have the Registration Statement declared effective by the Commission and to maintain the effectiveness of such Registration Statement until completion of the Merger. The parties shall cooperate in taking any action reasonably necessary to allow the Information Statement to also serve as a prospectus for the Registration Statement (the "Prospectus/Information Statement"). Promptly after the effectiveness of the Registration Statement, Premiere shall mail the Prospectus/Information Statement to all holders of Premiere Shares. Jacor and Premiere shall cooperate with each other in the preparation of the Prospectus/Information Statement and the Registration Statement and shall advise the other in writing if, at any time prior to the Effective Time, any such party shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Prospectus/Information Statement or the Registration Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law. Notwithstanding the foregoing, each party shall be responsible for the information and disclosures which it makes or incorporates by reference in all regulatory filings, the Prospectus/Information Statement and the Registration Statement.

    6.5 NOTIFICATION. Premiere and Jacor shall, after obtaining knowledge of the occurrence, non-occurrence or threatened occurrence or non-occurrence of any fact or event that would cause or constitute a material breach or failure of any of the representations and warranties, covenants or conditions set forth herein, or that would constitute or result in a Material Adverse Effect to such party, notify the other parties in writing thereof with reasonable promptness.

    6.6 INVESTIGATION AND CONFIDENTIALITY. Prior to the earlier of the Effective Time and the termination of this Agreement, Jacor, on the one hand, and Premiere, on the other hand, shall keep the other advised of all material developments relevant to the transactions contemplated hereby and may make or cause to be made such investigation, if any, of the business and properties of the other and of their respective financial and legal condition as Jacor or Premiere reasonably deem necessary or advisable to familiarize itself and its advisors with such business, properties and other matters; provided, however, that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. Premiere agrees to furnish Jacor and its advisors with such financial and operating data and other information with respect to its businesses, properties and employees as Jacor shall from time to time reasonably request. All information furnished to Premiere or Jacor by the other party hereto shall be subject to the Confidentiality Agreement, dated February 3, 1997 (the "Confidentiality Agreement"), between Jacor and Premiere.

    6.7 FILINGS; OTHER ACTION. Subject to the terms and conditions herein provided, the parties shall (a) within ten business days hereof make their respective filings and thereafter make any other required submissions under the HSR Act; (b) use their reasonable best efforts to cooperate with each other in
(i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, Governmental Authorities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; and (c) use their reasonable best efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement and satisfy the conditions to the transactions contemplated hereby; provided, however, that nothing in this
Section 6.7 shall require Jacor, or require any Subsidiary of Jacor, to divest or hold separate any radio or television station or stations, or asset or groups of assets, or enter into new arrangements or terminate any existing arrangement, or take any other similar specific action as the result of a request or requirement requested by any Governmental Authorities. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, subject to the remaining provisions hereof, the officers and directors of the parties shall promptly take all such necessary action.

      6.8     INDEMNIFICATION AND INSURANCE.

    (a) For the four years following the Effective Time, Jacor shall indemnify and hold harmless each present and former employee, agent, director or officer of Premiere and its Subsidiaries ("Indemnified Parties") from and against any and all claims arising out of or in connection with activities in such capacity, or on behalf of, or at the request of, Premiere or its Subsidiaries, and shall advance expenses incurred with respect to the foregoing, as they are incurred, to the fullest extent permitted under applicable law; provided, however, that if any claim or claims are asserted or made within such four-year period, all rights to indemnification in respect of such claims shall continue until the final disposition of any and all such claims.

    (b) Jacor shall cause the Surviving Corporation to keep in effect provisions substantially similar to the provisions in Premier's Certificate of Incorporation and By-laws providing for exculpation of director and officer liability and its indemnification of or advancement of expenses to the Indemnified Parties to the fullest extent permitted under the DGCL, which provisions shall not be amended except as required by applicable law or except to make changes permitted by law that would enhance the Indemnified Parties' right of indemnification or advancement of expenses.

    (c) If, after the Effective Time, Jacor or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its property and assets to any person, then, in each such case, proper provision shall be made so that the successors and assigns of Jacor assume all of the obligations set forth in this
Section 6.8. The provisions of this Section 6.8 are intended to be for the benefit of, and shall be enforceable by each person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, an officer, director, employee or agent of Premiere or any of its Subsidiaries (and his heirs and representatives).

    (d) In connection with any claim for indemnification under the provisions contained or referred to in subsections (a) and (b) of this Section 6.8, Jacor agrees that it shall not, and shall cause Premiere not to, assert as a defense to or a mitigating factor is any such claim that any Indemnified Party is a present or former employee, agent, officer or director of Archon or was otherwise affiliated with Archon.

    (e) Jacor will cause to be maintained for a period of not less than four years from the Effective Time directors and officers liability insurance ("D&O Insurance"), to the extent commercially available, on terms and conditions no less advantageous to the Indemnified Parties than Premiere's existing D&O Insurance. Notwithstanding the foregoing, in satisfying its obligation under this Section 6.8(e), Jacor and Premiere shall not be obligated to pay premiums in excess of 125% of the premium paid or to be paid by Premiere in the fiscal year ended December 31, 1996, which amounts are disclosed in Section 6.8(e) of the Disclosure Memorandum, but provided further that Jacor and Premiere shall nevertheless be obligated to provide such coverage as may be obtained for 125% of the premium to be paid by Premiere for such insurance in the fiscal year ended December 31, 1996.

    6.9 PUBLICITY. Premiere and Jacor shall, subject to their respective legal obligations (including requirements of national securities exchanges and other similar regulatory bodies), consult with each other regarding the text of any press release regarding the transactions contemplated hereby before issuing any such press release and in making any filings with any Governmental Authority or with any national securities exchange with respect thereto.

    6.10 TRANSFER TAXES. Jacor shall pay any and all transfer taxes (including, without limitation, any real estate transfer taxes) incurred in connection with the Merger, whether such taxes are imposed on Jacor, Premiere, their respective Subsidiaries or their stockholders, except transfer taxes in connection with the registration of Jacor Shares in a name other than the name of the holder of Premiere Shares in respect of which the Jacor Shares are to be issued.

    6.11 PREMIERE OPTIONS. (a) Premiere shall use its reasonable best efforts to cause each of the Premiere Executive Officers, Roberto W. Crawford and Louise G. Palanker, immediately after the execution of this Agreement, to enter into an agreement, substantially in the form of Exhibit 6.11(a) to this Agreement (an "Employee Option Agreement"), providing for the cancellation and replacement of such options ("Existing Employee Options") by an option to acquire Jacor Shares under Jacor's existing option plan (a "Roll-Over Option") at the Effective Time, all as provided in Section 6.11(b).


    (b) The cancellation of the Existing Employee Options and replacement with Roll-Over Options shall comply in all respects, and shall be performed in accordance, with the methodology prescribed by the provisions of Section 424(a) of the Code and the regulations thereunder. Consistent with the methodology prescribed by Section 424(a) of the Code and the applicable regulations thereunder,(i) the number of Jacor Shares subject to such Roll-Over Option will be determined by multiplying the Exchange Ratio by the number of Premiere Shares subject to the canceled Existing Employee Option, and (ii) the exercise price under such Roll-Over Option will be determined by dividing the exercise price per share under the Cancelled Existing Employee Option in effect immediately prior to the Effective Time by the Exchange Ratio, and rounding the exercise price thus determined to the nearest whole cent (a half-cent shall be rounded to the next higher whole cent). The number of Jacor Shares subject to each Roll-Over Option will be fully vested as of the Effective Time and such Roll-Over Option will expire at the same time as the Existing Employee Option it replaces.

    (c) Premiere will use its reasonable best efforts to cause the vesting, prior to the Effective Time, of each unvested option or warrant to acquire Premiere Shares (other than options and warrants owned by Archon, any of the Premiere Executive Officers or

Roberto W. Crawford or Louise G. Palanker), and to cause each person holding any such option or warrant (a "Holder") to enter into an agreement, in a form substantially similar to Exhibit 6.11(c) to this Agreement (an "Option and Warrant Agreement"), to cancel each of such options and warrants immediately prior to the Effective Time in exchange for the Applicable Option or Warrant Payment. The Applicable Option or Warrant Payment for a Holder shall be the amount of cash and Jacor Shares that would be payable as the Merger Consideration for a number of Premiere Shares equal to (i) the sum of the amounts determined by multiplying the respective numbers of Premiere Shares issuable upon exercise of each of the Premiere options or Premiere warrants held of record by the Holder on the Closing Date by the Spread applicable to each such Premiere option or Premiere warrant divided by (ii) the Presumed Premiere Stock Price. The Spread of each Premiere option or Premiere warrant shall be the difference between the Presumed Premiere Stock Price and the per share exercise price of such warrant or option. The Presumed Premiere Stock Price shall be the Jacor Closing Price multiplied by the Exchange Ratio. Cash shall be paid for fractional shares yielded by the quotient computed pursuant to the second sentence of this Section 6.11(c).

    6.12 CONSENTS. Premiere shall promptly forward to Jacor a copy of all consents received from Consenting Stockholders and shall promptly acknowledge in writing to Jacor that consents have been received from the holders of a majority of the outstanding voting stock of Premiere and that accordingly this Agreement has been duly approved pursuant to the DGCL.

    6.13 STOCK PURCHASE AGREEMENT. Jacor and Communications shall comply in all material respects with their obligations contained in the Stock Purchase Agreement.

    6.14 EMPLOYEE BENEFIT PLAN. Prior to the Closing, the Board of Directors of Premiere shall have adopted a resolution ceasing further contribution and benefit accruals under the Premiere Employee 401(k) Plan (the "401(k) Plan") and terminating the 401(k) Plan effective as of a date prior to the Closing.

    6.15 TERMINATION OF CERTAIN AGREEMENTS. (a) Premiere shall use its reasonable best efforts to cause all agreements relating to the Premiere Shares, voting or otherwise, to which Archon or Affiliates of Premiere are parties (other than this Agreement, the Stock Purchase Agreement and the Shareholders' Agreement), including those listed in Section 6.15(a) of the Disclosure Schedule, to be terminated prior to the Closing (subject to the consummation of the transactions contemplated hereby) without any liability to Premiere or Jacor other than those liabilities fully satisfied prior to the Closing.

    (b) Premiere shall use its reasonable best efforts to cause the registration rights agreement entered into in connection with the acquisition by Premiere of After MidNite Entertainment, Inc. to be terminated prior to the Closing (subject to the consummation of the transactions contemplated hereby) without any liability to Premiere or Jacor other than those liabilities fully satisfied prior to the Closing.

                                      ARTICLE 7
                       CONDITIONS TO CONSUMMATION OF THE MERGER

    7.1 CONDITIONS TO OBLIGATIONS OF THE PARTIES. The respective obligations of Premiere, Jacor, Communications and Acquisition Corp. to effect the Merger shall be subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

    (a) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

    (b) None of the parties hereto shall be subject to any order or injunction of a court or Governmental Authority of competent jurisdiction that prohibits the consummation of the transactions contemplated by this Agreement. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable best efforts to have any such order overturned or injunction lifted; provided, however, that nothing in this Section 7.1(b) shall require Jacor, any Subsidiary of Jacor or any Affiliate of Archon to divest or hold separate any radio or television station or stations, or asset or groups of assets, or enter into new arrangements or terminate any existing arrangement, or take any other similar specific action. as the result of a request or requirement requested by any Governmental Authorities.

    (c) All consents, authorizations, orders and approvals of (or filings or registrations with) any Governmental Authority required in connection with the execution, delivery and performance of this Agreement (each a "Regulatory Authorization") shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a Material Adverse Effect on the Surviving Corporation following the Effective Time.

    (d) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act of 1933, as amended (the "Securities Act") and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect.

    (e) This Agreement shall have been approved by (i) the holders of outstanding voting securities of Premiere representing a majority of the votes entitled to be voted on the matter and (ii) Communications, as the sole stockholder of Acquisition Corp.

    (f) Communications shall have purchased all of the outstanding capital stock of Archon pursuant to the Stock Purchase Agreement.

    7.2 CONDITIONS TO OBLIGATIONS OF PREMIERE. The obligations of Premiere to effect the Merger shall be subject to the satisfaction or waiver at or prior to the Closing of each of the following additional conditions:

    (a) The representations and warranties of Jacor, Communications and Acquisition Corp. set forth in this Agreement which are qualified as to materiality shall be true and correct in all respects, and the representations and warranties of Jacor, Communications and Acquisition Corp. set forth in this Agreement which are not qualified as to materiality shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (except for any such representations and warranties made as of a specified date, which shall be true and correct in all respects or all material respects, as the case may be, as of such date); provided, however that this condition shall be deemed satisfied unless the failure of such condition to be satisfied would have a material adverse effect on the benefits that the stockholders of Premiere are reasonably expected to receive in the Merger.

    (b) Each of the agreements and covenants of Jacor, Communications and Acquisition Corp. to be performed and complied with by Jacor, Communications and Acquisition Corp. pursuant to this Agreement prior to the Effective Time shall have been duly performed and complied with in all material respects; provided, however that this condition shall be deemed satisfied unless the failure of such condition to be satisfied would have a material adverse effect on the benefits that the stockholders of Premiere are reasonably expected to receive in the Merger.

    (c) Jacor shall have delivered to Premiere a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, as to the satisfaction by it of the conditions set forth in subsections 7.2(a) and 7.2(b).

    7.3 CONDITIONS TO OBLIGATIONS OF JACOR, COMMUNICATIONS AND ACQUISITION CORP. The obligations of Jacor, Communications and Acquisition Corp. to effect the Merger shall be subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

    (a) The representations and warranties of Premiere set forth in this Agreement which are qualified as to materiality and the representations and warranties contained in Section 4.3 hereof shall be true and correct in all respects, and the representations and warranties of Premiere set forth in this Agreement which are not qualified as to materiality shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (except for any such representations and warranties made as of a specified date, which shall be true and correct in all respects or all material respects, as the case may be, as of such date); provided, however, that except with respect to the representation and warranties in Section 4.3 this condition shall be deemed satisfied unless the failure of such condition to be satisfied would have a Material Adverse Effect on Premiere or a material adverse effect on the overall economic benefits Jacor reasonably anticipates to realize from its acquisition of Premiere (it being understood and agreed that the failure of Premiere to meet the projected results of operations provided to Jacor shall not, by itself, be deemed to have material adverse effect on the overall economic benefits Jacor reasonably anticipates to realize from its acquisition of Premiere).

    (b) The agreement of Premiere contained in Section 6.2(k) hereof shall have been duly performed and complied with in all respects and each of the other agreements and covenants of Premiere to be performed and complied with by Premiere pursuant to this Agreement prior to the Effective Time shall have been duly performed and complied with in all material respects; provided, however, that except for the agreement contained in Section 6.2(k), this condition shall be deemed satisfied unless the failure of such condition to be satisfied would have a Material Adverse Effect on Premiere or a material adverse effect on the overall economic benefits Jacor reasonably anticipates to realize from its acquisition of Premiere.

    (c) Premiere shall have delivered to Jacor a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, as to the satisfaction by it of the conditions set forth in subsections 7.3(a) and 7.3(b).

    (d)  Each of the Premiere Executive Officers, Roberto W. Crawford and
Louise G. Palanker shall have executed and delivered to Jacor an Employee Option Agreement.

    (e) Except for (i) options and warrants to acquire Premiere Shares held by Archon, (ii) options to acquire Premiere Shares that will be converted to options to acquire Jacor Shares pursuant to the Employee Option Agreements that have been executed and delivered to Jacor, and (iii) options and warrants to acquire Premiere Shares that will be canceled pursuant to the Option and Warrant Agreements that have been executed and delivered to Jacor, there shall be no more than 750,000 Premiere Shares that may be acquired pursuant to options or warrants to acquire Premiere Shares.

    (f) The Employment Agreements and the Amended Employment Agreements shall be in full force and effect (subject to the consummation of the transactions contemplated hereby) and shall not have been materially breached as of the Closing; provided, however, this condition shall be waived with respect to any such individual who has died or become disabled prior to the Closing.

    (g) At least 10 days prior to the Closing, Premiere shall have delivered to Jacor a letter identifying all persons who would be deemed to be "affiliates" of Premiere for purposes of Rule 145 under the Securities Act (the "Rule 145 Affiliates") and Jacor shall have received an agreement substantially in the form of Exhibit 7.3(g) to this Agreement from each Rule 145 Affiliate.

    (h) All agreements relating to the Premiere Shares, voting or otherwise, to which Archon or Affiliates of Premiere are parties (other than this Agreement, the Stock Purchase Agreement and the Shareholders' Agreement), including those listed in Section 6.15(a) of the Disclosure Schedule, shall have been terminated without any liability to Premiere or Jacor other than those liabilities fully satisfied prior to the Closing.

                                      ARTICLE 8
                              TERMINATION OF AGREEMENT

    8.1 TERMINATION. Notwithstanding any other provision of this Agreement, this Agreement may be terminated at any time prior to the Effective Time:

    (a) by mutual written consent of Premiere and Jacor;

    (b) by Premiere or Jacor, upon written notice to the other party, if the Merger shall not have been consummated on or prior to August 31, 1997 (the "Outside Date").

    (c) by Premiere or Jacor, upon written notice to the other party, if a Governmental Authority of competent jurisdiction shall have issued an injunction, order or decree enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such injunction, order or decree shall have become final and non-appealable or if a Governmental Authority has otherwise made a final determination that any required Regulatory Authorization would not be forthcoming; provided, however, that the party seeking to terminate this Agreement pursuant to this clause has used all required efforts as specified in Section 7.1(b) to remove such injunction, order or decree;

    (d) by Premiere or Jacor, if any condition to such party's obligations to consummate the transactions contemplated hereby is incapable of being satisfied on or prior to the Outside Date; provided, however, that the terminating party has not breached the terms of this Agreement; or

    (e) by Jacor, if Archon shall have breached any material representation or warranty, or failed to perform any covenant or duty contained in, the Stock Purchase Agreement, other than a breach or noncompliance that would not materially affect the benefits Jacor is receiving from the Stock Purchase Agreement.

    8.2 EFFECT OF TERMINATION. (a) In the event of the termination of this Agreement pursuant to Section 8.1, the respective obligations of the parties under this Agreement will terminate except for Sections 6.2(o), 8.2, 9.2, 9.4, 9.5, 9.6, 9.10, 9.11, 9.12 and 9.13; provided, however, that the termination of this Agreement will not relieve any party from liability for any breach of this Agreement.

    (b) The parties acknowledge that in the event this Agreement is terminated by Premiere by reason of a breach of this Agreement by Jacor or the Merger otherwise fails to be consummated by reason of a breach of this Agreement by Jacor, Premiere will incur substantial damages which will be difficult or impossible to quantify. Accordingly, the parties hereto agree that in the event it is determined that the termination of this Agreement and/or the failure of the Merger to be consummated is the result of a breach of this Agreement by Jacor, Premiere shall be entitled to recover from Jacor as Premiere's sole and exclusive remedy liquidated damages in the amount of

$15,000,000 plus its reasonable attorneys fees and expenses incurred in connection with collecting such liquidated damages. The parties acknowledge that the liquidated damages provided for herein constitute a reasonable estimate of the damages Premiere would incur.

                                      ARTICLE 9
                              MISCELLANEOUS AND GENERAL

    9.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties contained herein shall survive the Closing or the termination of this Agreement. The covenants and agreements contained herein shall survive the Closing.

    9.2 EXPENSES. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses except as expressly provided herein and except that the filing fee in connection with the HSR Act filing shall be shared equally by Premiere and Jacor.

    9.3 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assignable by any party hereto without the prior written consent of the other parties hereto, provided however that Jacor may assign its rights under this Agreement to an Affiliate at any time and to a non-Affiliate if Jacor, in its sole discretion, determines that it is appropriate to do so because of difficulties encountered in satisfying the conditions in Article 7 of this Agreement. Any such assignment shall not affect Jacor's liability hereunder, including, without limitation, its obligation to deliver the Stock Merger Consideration.

    9.4 THIRD PARTY BENEFICIARIES. Except as set forth in Article 3 and Sections 6.8 and 7.1(b)(each of which shall inure to the benefit of the persons or entities benefitting from the provisions thereof, which persons are intended to be third party beneficiaries thereof; provided, however, that no person shall have third party beneficiary or other rights under Article 3 of this Agreement if the Merger has not been consummated, regardless of the reason that the Merger has not been consummated), each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

    9.5 NOTICES. Any notice or other communication provided for herein or given hereunder to a party hereto shall be sufficient if in writing, and sent by facsimile transmission (electronically confirmed), delivered in person, mailed by first class registered or certified mail, postage prepaid, or sent by Federal Express or other overnight courier of national reputation, addressed as follows:

If to Jacor,
Communications or any
Acquisition Corp.:      Paul F. Solomon

                        Jacor Communications, Inc.
                        50 East RiverCenter Boulevard
                        Twelfth Floor
                        Covington, Kentucky 41011
                        Facsimile: (606) 655-9356

with a copy to:         Scott J. Davis
                        Mayer, Brown & Platt
                        190 South LaSalle Street
                        Chicago, Illinois 60603
                        Facsimile: (312) 701-7711

If to Premiere:         Stephen C. Lehman
                        President and Chief Executive Officer
                        Premiere Radio Networks, Inc.
                        15260 Ventura Boulevard
                        Fifth Floor
                        Sherman Oaks, California 91403-5339
                        Facsimile: (818) 377-5330

with copies to:         Kenin M. Spivak
                        Co-Chairman of the Executive Committee
                        Premiere Radio Networks, Inc.
                        15260 Ventura Boulevard
                        Fifth Floor
                        Sherman Oaks, California 91403-5339
                        Facsimile: (818) 385-3662
and
                        Gary N. Jacobs
                        Christensen, Miller, Fink, Jacobs,
                          Glaser, Weil & Shapiro
                        2121 Avenue of the Stars
                        Suite 1800
                        Los Angeles, California 90067
                        Facsimile: (310) 556-2920

and                     Richard V. Sandler, Esq.
                        Maron & Sandler
                        844 Moraga Drive
                        Los Angeles,  CA  90049
                        Facsimile: (310) 440-3690

or to such other address with respect to a party as such party shall notify the other parties in writing as above provided.

    9.6 COMPLETE AGREEMENT. This Agreement and the other documents and agreements delivered by the parties in connection herewith contain the complete agreement among the parties hereto with respect to the Merger and the other transactions contemplated hereby and thereby and supersede all prior agreements and understandings among the parties hereto with respect thereto; provided, however, that the Confidentiality Agreement shall remain in full force and effect.

    9.7 CAPTIONS; REFERENCES. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement. When a reference is made in this Agreement to a clause, a Section, a subsection or an Article, such reference shall be to such clause, Section, subsection or Article of this Agreement unless otherwise indicated.

    9.8 AMENDMENT. At any time, the parties hereto, by action taken by their respective Board of Directors or pursuant to authority delegated by their respective Boards of Directors, may amend this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    9.9 WAIVER. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or
(c) waive compliance with any of the agreements or conditions contained herein, to the extent permitted by applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a writing signed on behalf of such party.

    9.10 GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its rules of conflict of laws.

    9.11 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

    9.12 ENFORCEMENT OF AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

    9.13 CONSENT TO JURISDICTION. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware (the "Delaware Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such Delaware Courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in an inconvenient forum.

    9.14 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one instrument.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date and year first above written.

                                            JACOR COMMUNICATIONS, INC.


                                            By: /s/Jerome L. Kersting
                                                -------------------------------
                                            Name:  Jerome L. Kersting
                                            Title: Senior Vice President

                                            JACOR COMMUNICATIONS COMPANY


                                            By: /s/Jerome L. Kersting
                                                -------------------------------
                                            Name:  Jerome L. Kersting
                                            Title: Senior Vice President

                                            PRN HOLDING ACQUISITION CORP.


                                            By: /s/Jerome L. Kersting
                                                -------------------------------
                                            Name:  Jerome L. Kersting
                                            Title: Senior Vice President

                                            PREMIERE RADIO NETWORKS, INC.


                                            By:
                                            Name:
                                            Title: